Exhibit 10.12

LEASE AMENDMENT #1

October 21, 2020

LESSOR:	CSS I LLC (“Lessor”)

LESSEE:	Valiant Enterprises, LLC (“Lessee”)

BUILDING:	310 Kenneth Welch Drive, Lakeville, MA 02347 (“Building” or “Property”)

PREMISES:	Expansion Engine room space of 310

AGREEMENT

This document is the first amendment to the LEASE AGREEMENT between CSS I LLC ( Lessor) a Massachusetts corporation having a usual place of business at 310 Kenneth Welch Drive, Lakeville, MA 02347 and VALIANT ENTERPRISES, LLC (Lessee) a Massachusetts limited liability company with an address of 110 Turnpike Road, Suite 114, Westborough, MA 01581. For good and valuable consideration received

Upon and subject to the conditions and limitations hereinafter set forth, at 310 Kenneth Welch Drive, Lakeville, Massachusetts the approximately 20,000 additional rented square feet of Engine room shall be constructed for the purpose of Back up Equipment to existing Equipment currently in operation by Lessee. The Lessor will purchase, install, operate and maintain all the Equipment needed to Back up existing Equipment in operation for Lessee. Should an Equipment failure occur in the system currently in operation, the newly installed Equipment will Automatically take the place to insure a smooth operation with as little delay as possible. All utilities needed to operate the Equipment will be at the sole expense of Lessee.

All repairs will be conducted as agreed in the lease currently in place. As compensation for this additional equipment purchased for the benefit of Lessee total payments for the work and operation of the equipment needed will be paid in the form of additional monthly rent of $120,000 for a 24 month period, totaling $2,880,000, beginning on February 1, 2021. This additional rent shall be paid by separate check to Landlord and shall be deemed “rent” as that term is defined in the Lease. The base amount for calculating the rent reimbursement due from Lessor back to Lessee for the purchase of this equipment under the terms of the current lease as set forth in Exhibit D to the Lease Agreement shall not exceed $2,350,000. All such equipment shall become and be deemed affixed to the real estate and shall otherwise remain owned by Lessor.

The backup equipment installation will be completed by May 1, 2021. However in the interim time frame from the date of signing this agreement until project completion on May 1, 2021 CSS1 LLC will provide all the necessary backup for chill water and hot water for existing units/ rooms currently on line for chilling/heating/dehumidification required by Lessee in the event of a problem with the current chilling/heating/dehumidification system.

Back-up for future 5 air handler units will be supplied by January 1, 2021. However, all air han- dlers currently in place will have immediate backup

Lessor will also immediately begin installation of the 5 new air handlers with a scheduled com- pletion date of no later than January 1, 2021. Cost of this installation is included in the quoted price and which payments will begin on February 1, 2021.

This agreement does not include the cost for any other equipment including socks within any rooms existing or future, which shall be the responsibility of Lessee at its sole cost and expense.

Executed as of the date first set forth above.

Lessor:		Lessee:

CSS I, LLC		VALIANT ENTERPRISES, LLC

By:	/s/ Thomas J. Parenteau	By:	/s/ John Brady
	Thomas J. Parenteau, Pres.		John Brady, COO

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